UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: September 17, 2008

000-53725
(Commission file number)

 Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14550 Torrey Chase Blvd, Suite 330
Houston, Texas 77014
(Address of principal executive offices)

(281) 453-2888
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On or about September 18, 2009, Blast Energy Services, Inc.’s (“Blast’s”) wholly-owned subsidiary Eagle Domestic Drilling Operations, LLC (“Eagle”) received the second installment payment of $1.0 million due under the terms of the Compromise Settlement and Release Agreement with Quicksilver Resources, Inc. (“Quicksilver”). The amount of funds available to Blast in connection with the installment, net of contingent legal fees, is $720,000.

In September 2008, Blast and Eagle entered into a Compromise Settlement and Release Agreement with Quicksilver in the US District Court for the Southern District of Texas (the "Bankruptcy Court") to resolve their then pending litigation.  Blast and Quicksilver also agreed to release all the claims against each other and certain related parties. Quicksilver agreed to pay Eagle a total of $10 million, as follows:

•	$5 million payable upon the parties’ entry into the settlement, which funds were received by Eagle as described below;
•	$1 million payable on or before the first anniversary date of the execution of the settlement, which funds Eagle received on or around September 18, 2009;
•	$2 million payable on or before the second anniversary date of the execution of the settlement, which funds have not been received to date; and
•	$2 million payable on or before the third anniversary date of the execution of the settlement, which funds have not been received to date.

In addition to the $1.0 million payment referenced above, Quicksilver made the first payment of $5 million in October 2008. In the event any fees are not paid on their due date and Quicksilver’s failure to pay is not cured within 10 days after written notice of such failure, then all of the remaining payments immediately become due and payable.

The above description of the Settlement is qualified in its entirety by the actual Compromise Settlement and Release Agreement filed September 22, 2008 on Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.                      Description

10.1*                      Compromise Settlement and Release Agreement

* Filed as an Exhibit to Blast’s Form 8-K, filed with the Commission on September 22, 2008, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Blast Energy Services, Inc.

	By:	/s/ John MacDonald, CFO
John MacDonald
Chief Financial Officer
Principal Accounting Officer

Date: September 23, 2009